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                                                                     EXHIBIT 5.1


                         [LETTERHEAD OF BAKERBOTTS LLP]



                                                                  April 25, 2003

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, Louisiana  71360-5226

Ladies and Gentlemen:

     We have acted as counsel for Cleco Power LLC, a Louisiana limited liability company (the "Company"), in connection with its offering and sale of $75,000,000 aggregate principal amount of 5.375% Notes due May 1, 2013 (the "Notes"), which offering and sale have been registered by the Company's Registration Statement on Form S-3 (Registration No. 333-52540) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale from time to time of up to $200,000,000 in aggregate principal amount of the Company's unsecured debt securities. The Company will issue the Notes under the Indenture, dated as of October 1, 1988, between the Company (as successor thereunder to Cleco Utility Group Inc. (formerly known as Central Louisiana Electric Company, Inc.)) and The Bank of New York (as successor thereunder to Bankers Trust Company), as supplemented and amended (the "Indenture").

     In our capacity as your counsel in the connection referred to above, we have examined as a basis for the opinion hereinafter expressed (i) the Articles of Organization, Initial Report and Operating Agreement of the Company, each as amended to date, (ii) the Indenture, (iii) originals or copies certified or otherwise identified of corporate and limited liability company records of the Company, including minute books of the Company as furnished to us by the Company and (iv) certificates of public officials and of representatives of the Company and statutes and other instruments or documents. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     The Notes will, when they have been duly executed and authenticated in accordance with the Indenture, and delivered against payment of the consideration therefor determined in accordance with the Underwriting Agreement among the Company, BNY Capital Markets, Inc., Banc One Capital Markets, Inc., Hibernia Southcoast Capital, Inc. and Morgan

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Cleco Power LLC                          2                        April 25, 2003

Keegan & Company, Inc. dated April 23, 2003, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The opinion set forth above is limited in all respects to matters of federal law of the United States of America and contract law of the State of New York as in effect on the date hereof. At your request, this opinion is being furnished to you for filing as Exhibit 5 (opinion regarding legality) to the Company's current report on Form 8-K reporting the offering of the Notes. In giving such opinion, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                               Very truly yours,

                                               /s/ Baker Botts L.L.P.


TST/PFP/JS